Exhibit 99.1

FOR IMMEDIATE RELEASE

DELANCO BANCORP ANNOUNCES FIRST QUARTER

AUGUST 1, 2011

DELANCO, NEW JERSEY

Delanco Bancorp, Inc. (Delanco) (OTCBB: DLNO.OB), the parent company of Delanco Federal Savings Bank (the Bank), today announced its financial results for the three months ended June 30, 2011.

For the three months ended June 30, 2011, Delanco recorded net earnings of $111 thousand as compared to $132 thousand for the three months ended June 30, 2010.  Earnings per share for the quarter ending June 30, 2011 was $0.07, compared to $0.08 per share for the quarter ending June 30, 2010.

“We are pleased to announce our results for our first quarter ended June 30, 2011,” said James E. Igo, Chairman and President of Delanco.  “The quarterly results showed continued earnings.  The first quarter of this fiscal year marks the seventh consecutive quarter of profitability for us.  Our results, however, were negatively impacted this quarter by a loss sustained on the sale of a repossessed property.”

“Our assets remained virtually the same as last quarter.  Within the asset mix we had increases in our loan portfolio, primarily residential mortgages, offset by decreases in cash and cash equivalents, investment securities and real estate owned.”

“We continue to reduce our reliance on higher costing deposits and achieved a deposit growth of $838 thousand, with core deposits growing by $2.3 million while the more expensive time deposits decreased by $1.5 million.  These changes in the deposit mix have helped us improve our net interest margin.”

“We had an increase of $569 thousand in non-performing residential mortgages. Although the economy continues to put pressure on our borrowers, this increase is primarily due to an estate situation that we expect to be resolved in the next quarter.”

Balance Sheet

Total assets remained virtually the same, as they decreased $36 thousand from March 31, 2011 to $136.1 million.  Within the asset mix, net loans increased by $1.6 million while investment securities decreased by $428 thousand, cash and cash equivalents by $630 thousand and real estate owned by $401 thousand.

Total deposits increased by $838 thousand, or 0.7% to $121.7 million as of June 30, 2011 compared to $120.8 million as of March 31, 2011.  Core deposits grew $2.3 million and time deposits decreased by $1.5 million.  Borrowings decreased to $1.0 million at June 30, 2011 from $2.1 million at March 31, 2011.

At June 30, 2011, stockholders’ equity equaled $12.3 million, or 9.1% of total assets, compared to $12.2 million, or 9.0% at March 31, 2011.  The increase in stockholders’ equity was primarily due to the increase in retained earnings.

Asset Quality

Non-performing loans totaled $6.2 million, or 4.55% of total assets at June 30, 2011, compared to $5.4 million, or 3.97% at March 31, 2011.  At June 30, 2011 non-performing loans consisted of $2.6 million in commercial real estate loans and $3.6 million in residential mortgages. Net recoveries over charge-offs during the quarter ended June 30, 2011 were $5 thousand, compared to $26 thousand in net charge-offs during the quarter ended June 30, 2010.  The allowance for loan losses at June 30, 2011 totaled $1.4 million or 1.28% of total loans outstanding, compared to $1.3 million or 1.22% of total loans outstanding at March 31, 2011.

Delanco recorded a provision for loan losses of $75 thousand during the quarter ended June 30, 2011, compared to a provision of $150 thousand for the quarter ended June 30, 2010 due to the limited growth and stabilization in our loan portfolio.

Net Interest Income

Delanco’s net interest income increased by $24 thousand, or 2.1% to $1.2 million for the quarter ended June 30, 2011 as compared to $1.1 million for the quarter ended June 30, 2010.

The net interest margin increased to 3.79% for the quarter ended June 30, 2011, an increase of 20 basis points from the quarter ended June 30, 2010, reflecting a steady return on interest earning assets and a decline in the interest cost on interest bearing liabilities.

Other Income

Other income decreased by $48 thousand to a negative $4 thousand for the quarter ended June 30, 2011 as compared to the quarter ended June 30, 2010.  During the first quarter 2011 Delanco incurred a loss from the sale of a piece of real estate owned of $56 thousand.  Other income aside from the loss on the sale of real estate owned for the quarter increased by $8 thousand over the previous period .

Other Expenses

Other expenses increased by $43 thousand for the quarter ended June 30, 2011 as compared to the quarter ending June 30, 2010 primarily due to increases in Federal deposit insurance costs and increased data processing costs.

About Delanco Bancorp, Inc.

Delanco Bancorp, Inc. is the holding company for Delanco Federal Savings Bank.  Delanco Federal Savings Bank operates from two offices in Burlington County, New Jersey.  Delanco Federal Savings Bank is engaged primarily in the business of attracting deposits from the general public and using such funds to originate a real estate loans.

Forward-Looking Statements

This press release contains forward-looking statements that are based on assumptions and may describe our future plans, strategies and expectations.  These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, national and regional economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of our loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, changes in real estate market values in our area, and changes in relevant accounting principles and guidelines.

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Except as required by applicable law or regulation, we do not undertake, and specifically disclaim any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

FOR FURTHER INFORMATION CONTACT:

James E. Igo, Chairman and President
856-461-0611
www.delancofsb.com

SELECTED FINANCIAL CONDITION DATA

	June 30,	March 31,
	2011	2011	% Change
	(Dollars in thousands)

Total assets	$136,136	$136,172	0.0%
Cash and cash equivalents	5,033	5,663	(11.1)
Investment securities	15,516	15,944	(2.7)
Loans receivable, net	105,511	103,867	1.6
Deposits	121,680	120,842	0.7
Advances	1,000	2,100	(52.4)
Stockholders’ equity	12,332	12,213	0.1

SELECTED OPERATING DATA

	Three Months Ended June 30,
	2011	2010	% Change

Interest and dividend income	$1,546	$1,696	(8.8)%
Interest expense	376	550	(31.6)
Net interest income	1,170	1,146	2.1

Provision for loan losses	75	150	(50.0)

Net interest income after provision for loan losses	1,095	996	9.9

Other income	(4)	44	(109.1)
Other expense	900	857	5.0

Income before taxes	190	184	3.3
Provision for income taxes	79	52	51.9

Net Income	$111	132	(15.9)

Earnings per share basic	$0.07	$0.08	(12.5)
Earnings per share diluted	$0.07	$0.08	(12.5)

Average shares outstanding basic	1,583,460	1,580,256
Average shares outstanding diluted	1,583,460	1,580,256

ASSET QUALITY DATA

	Quarter Ended June 30, 2011	Quarter Ended June 30, 2010	Year Ended March 31, 2011
	(Dollars in thousands)
Allowance for loan losses:
Allowance at beginning of period	$1,286	$999	$999
Provision for loan losses	75	150	440

Charge-offs	(8)	(26)	(206)
Recoveries	13	1	53
Net charge-offs	5	(25)	(153)

Allowance at end of period	$1,366	$1,124	$1,286
Allowance for loan losses as a percent of total loans	1.28%	1.05%	1.22%
Allowance for loan losses as a percent of nonperforming loans	22.05%	17.86%	23.80%

	Quarter Ended June 30, 2011	Quarter Ended June 30, 2010	Year Ended March 31, 2011
	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans:
Real estate mortgage - residential	$3,552	$2,734	$2,973
Real estate mortgage - commercial	2,598	3,342	2,374
Commercial	46	202	46
Consumer	0	14	11
Total	6,196	6,293	5,404

Real estate owned	369	600	771
Other nonperforming assets	-	-	-

Total nonperforming assets	$6,565	$6,893	$6,175
Nonperforming loans as a percent of total loans	5.80%	5.89%	4.99%
Nonperforming assets as a percent of total assets	4.82%	4.99%	3.97%

SELECTED FINANCIAL RATIOS

	Quarter Ended June 30,
	2011	2010
Selected Performance Ratios:
Return on average assets	0.33%	0.38%
Return on average equity	3.62%	4.44%
Interest rate spread	3.71%	3.52%
Net interest margin	3.79%	3.60%
Efficiency ratio	77.2%	72.1%